As filed with the Securities and Exchange Commission on May 27, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCED MEDICAL OPTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	33-0986820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 E. St. Andrew Place

Santa Ana, California 92705

(Address of principal executive offices, including zip code)

ADVANCED MEDICAL OPTICS, INC.

Taunton Technologies, Inc. (1987) Stock Option Plan

VISX, Incorporated 2001 Nonstatutory Stock Option Plan

VISX, Incorporated 1993 Flexible Stock Incentive Plan

VISX, Incorporated 2000 Stock Plan

VISX, Incorporated 1995 Director Option and Stock Deferral Plan

VISX, Incorporated 1995 Stock Plan

VISX, Incorporated 1996 Supplemental Stock Plan

Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan

Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan

Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan

(Full title of the plan)

James V. Mazzo

President and Chief Executive Officer

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

(714) 247-8200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (5)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value: Issuable pursuant to the Taunton Technologies, Inc. (1987) Stock Option Plan	330 shares	$5.92 (2)	$1954.44	$0.23

Common Stock, $.01 par value: Issuable pursuant to the VISX, Incorporated 2001 Nonstatutory Stock Option Plan	783,973 shares	$8.38 (2)	$6,572,588.26	$773.59

Common Stock, $.01 par value: Issuable pursuant to the VISX, Incorporated 1993 Flexible Stock Incentive Plan	1,875 shares	$3.77 (2)	$7,070.04	$0.83

Common Stock, $.01 par value: Issuable pursuant to the VISX, Incorporated 2000 Stock Plan	2,461,077 shares	$11.17 (2)	$27,483,556.84	$3,234.81

Common Stock, $.01 par value: Issuable pursuant to stock options under the VISX, Incorporated 1995 Director Option and Stock Deferral Plan	215,617 shares	$10.23 (2)	$2,204,955.89	$259.52

Common Stock, $.01 par value: Issuable pursuant to phantom stock units under the VISX, Incorporated 1995 Director Option and Stock Deferral Plan	5,204 shares	$38.03 (3)	$197,908.12	$23.29

Common Stock, $.01 par value: Issuable pursuant to the VISX, Incorporated 1995 Stock Plan	1,080,227 shares	$11.03 (2)	$11,913,927.02	$1,402.27

Common Stock, $.01 par value: Issuable pursuant to the VISX, Incorporated 1996 Supplemental Stock Plan	15,274 shares	$5.75 (2)	$87,847.64	$10.34

Common Stock, $.01 par value: Issuable pursuant to the Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan and Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan	1,967,235 shares (4)	$38.03 (3)	$74,813,947.05	$8,805.60

Common Stock, $.01 par value: Issuable pursuant to the Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan	5,000,000 shares	$38.03 (3)	$190,150,000.00	$22,380.66

Total:	11,530,812 shares		$313,433,755.31	$36,891.15

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the weighted average exercise price for outstanding options granted pursuant to the respective plan.

(3)	Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 24, 2005, which was $38.03 per share.

(4)	The Registrant had previously registered 2,900,000 shares authorized for issuance under the Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan and Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan on Form S-8 (Registration No. 333-90950). This Form S-8 Registration Statement is filed to register an additional 1,967,235 shares of the Registrant’s Common Stock, deemed by the Registrant to be an amount sufficient for the foreseeable future to cover additional participant allocations under such plans.

(5)	Includes the associated Rights to purchase shares Series A Junior Participating Preferred Stock. Rights to purchase Series A junior participating preferred stock of the Registrant are attached to all shares of the Registrant’s Common Stock in accordance with the Rights Agreement, dated June 24, 2002, by and between the Registrant and Mellon Investor Services, LLC, as rights agent. The rights are not exercisable until the occurrence of events specified in the Rights Agreement, are evidenced by the certificates for the Common Stock and are transferable solely with the Common Stock. The value attributable to the rights, if any, is reflected in the value of the Common Stock.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Advanced Medical Optics, Inc. (“AMO” or the “Registrant”) with the Commission are hereby incorporated by reference in this Registration Statement:

•	AMO’s latest annual report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 2, 2005;

•	AMO’s proxy statement on Schedule 14A dated April 25, 2005, filed with the Commission on April 8, 2005;

•	AMO’s quarterly report on Form 10-Q for the quarterly period ended March 25, 2005, filed with the Commission on April 29, 2005;

•	AMO’s registration statement on Form S-8, filed with the Commission on June 21, 2002 (Registration No. 333-90950);

•	the description of AMO’s Common Stock contained in AMO’s registration statement, filed with the Commission on Form 10 dated March 1, 2002 and any amendment or report filed with the Commission for the purpose of updating the description;

•	the description of the rights agreement, contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), dated June 24, 2002, filed with the Commission on June 25, 2002; and

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report for the fiscal year ended December 31, 2004.

All reports and other documents filed by AMO pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Aimee S. Weisner, who is issuing the opinion of AMO’s Legal Department on the legality of AMO’s Common Stock offered hereby, is the Corporate Vice President, General Counsel and Secretary of AMO.

AMO has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on AMO’s past financial statements incorporated by reference in this registration statement.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers AMO to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that AMO may purchase insurance on behalf of any of its respective directors, officers, employees or agents.

Article Eight of AMO’s amended and restated certificate of incorporation provides for indemnification of the officers and directors of AMO to the full extent permitted by the DGCL.

AMO has entered into indemnification agreements with its directors, executive officers and certain other officers. Generally, the indemnification agreements provide that AMO will indemnify and hold harmless such persons against any and all “Payments,” except to the extent AMO shall have indemnified and held harmless such persons otherwise than pursuant to the indemnification agreement, such person shall have received payment on account of such Payments pursuant to one or more valid and collectible insurance policies or such indemnification by AMO is prohibited by applicable law. “Payment” is defined as any and all amounts which the indemnitee is or becomes legally obligated to pay in connection with a “Covered Claim,” including, without limitation, damages, judgments, fines, ERISA excise taxes or penalties, amounts paid in settlement, costs of investigation, attorneys’ fees, costs of investigative, judicial or administrative proceedings or appeals, and costs of attachment or similar bonds. “Covered Claim” is defined as any claim against the indemnitee based upon or arising out of any past, present or future act, omission, neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which indemnitee may commit, omit or suffer while acting in his or her capacity as a director or officer of AMO and solely because of being a director or officer of AMO, as the case may be; provided, however, that a “Covered Claim” does not include any amounts paid or payable by the indemnitee with respect to any claim that is based upon and arises out of (i) the indemnitee gaining in fact any personal profit or advantage to which the indemnitee is not legally entitled, (ii) for an accounting of profits in fact made from the purchase or sale by the indemnitee of securities of AMO within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state law, or (iii) the indemnitee’s knowingly fraudulent, deliberately dishonest or willful misconduct. “Covered Claim” includes any claim made against the lawful spouse of the indemnitee for claims arising solely out of the indemnitee’s capacity as the spouse of the indemnitee.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Article Eight of AMO’s amended and restated certificate of incorporation eliminates the liability of a director of AMO to AMO or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1	Rights Agreement, dated as of June 24, 2002, between Advanced Medical Optics, Inc. and Mellon Investor Services, LLC, as rights agent (incorporated by reference to Exhibit 4.1 of Advanced Medical Optics, Inc.’s Current Report on Form 8-K filed June 25, 2002).

4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Advanced Medical Optics, Inc.’s Amendment No. 2 to Registration Statement on Form 10 filed May 6, 2002).

5.1	Opinion of Aimee S. Weisner, General Counsel of Advanced Medical Optics, Inc.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Aimee S. Weisner (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of the Registration Statement)

99.1	Taunton Technologies, Inc. (1987) Stock Option Plan

99.2	VISX, Incorporated 2001 Nonstatutory Stock Option Plan

99.3	VISX, Incorporated 1993 Flexible Stock Incentive Plan

99.4	VISX, Incorporated 2000 Stock Plan

99.5	VISX, Incorporated 1995 Director Option and Stock Deferral Plan

99.6	VISX, Incorporated 1995 Stock Plan

99.7	VISX, Incorporated 1996 Supplemental Stock Plan

99.8	Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan

99.9	Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan

99.10	Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan

Item 9.	Undertakings

(1) The undersigned Registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(i) and (A)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of AMO’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on May 27, 2005.

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ James V. Mazzo
James V. Mazzo
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes James V. Mazzo and Aimee S. Weisner, and either of them, with full power of substitution and resubstitution, his or her true and lawful attorneys-in-fact, for him or her in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ James V. Mazzo James V. Mazzo	President and Chief Executive Officer, Director (Principal Executive Officer)	May 27, 2005

/s/ Richard A. Meier Richard A. Meier	Executive Vice President of Operations and Finance and Chief Financial Officer (Principal Financial Officer)	May 27, 2005

/s/ Robert F. Gallagher Robert F. Gallagher	Vice President and Controller (Principal Accounting Officer)	May 27, 2005

/s/ William R. Grant William R. Grant	Chairman of the Board and Director	May 27, 2005

/s/ Christopher G. Chavez Christopher G. Chavez	Director	May 27, 2005

/s/ Elizabeth H. Dávila Elizabeth H. Dávila	Director	May 27, 2005

/s/ William J. Link, Ph.D. William J. Link, Ph.D.	Director	May 27, 2005

/s/ Michael A. Mussallem Michael A. Mussallem	Director	May 27, 2005

Deborah J. Neff	Director

/s/ James O. Rollans James O. Rollans	Director	May 27, 2005

EXHIBIT INDEX
4.1	Rights Agreement, dated as of June 24, 2002, between AMO and Mellon Investor Services, LLC, as rights agent (incorporated by reference to Exhibit 4.1 of Advanced Medical Optics, Inc.’s Current Report on Form 8-K filed June 25, 2002).

4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Advanced Medical Optics, Inc.’s Amendment No. 2 to Registration Statement on Form 10 filed May 6, 2002).

5.1	Opinion of Aimee S. Weisner, General Counsel of Advanced Medical Optics, Inc.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Aimee S. Weisner (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of the Registration Statement)

99.1	Taunton Technologies, Inc. (1987) Stock Option Plan

99.2	VISX, Incorporated 2001 Nonstatutory Stock Option Plan

99.3	VISX, Incorporated 1993 Flexible Stock Incentive Plan

99.4	VISX, Incorporated 2000 Stock Plan

99.5	VISX, Incorporated 1995 Director Option and Stock Deferral Plan

99.6	VISX, Incorporated 1995 Stock Plan

99.7	VISX, Incorporated 1996 Supplemental Stock Plan

99.8	Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan

99.9	Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan

99.10	Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan